EXHIBIT 99.1

U.K. MEDIA CONTACT:
Claire Carter
Garmin (Europe) Ltd.
Phone | +44 1794 528465
E-Mail | media.relations@garmin.com

U.S. MEDIA CONTACT:
Ted Gartner or Jessica Myers
Garmin International Inc.
Phone | 913/397-8200
E-Mail | media.relations@garmin.com

Garmin Signs Contract to Purchase New European Headquarters Facility

ROMSEY, England, U.K./August 8, 2006/PR Newswire — Garmin (Europe), Ltd.., a unit of Garmin Ltd. (Nasdaq: GRMN), today announced that it has today signed a contract to purchase a new facility to serve as the company’s European headquarters for distribution, marketing, and product support.

“The popularity of GPS navigation is growing exponentially, particularly in Europe,” said Dr. Min Kao, Garmin’s chairman and CEO. “This new facility will allow Garmin to enhance our European marketing and distribution efforts so that we are well positioned to take advantage of this rapid growth.”

Located in the Hounsdown Business Park in Totton, Southampton, England on a 12 acre site, the total size of the building is approximately 155,000 sq. ft., including more than 129,000 sq. ft. of warehouse space. The complex was built in 2001-2002 and is believed to be one of the largest distribution facilities in the area. The closing of the purchase is expected to occur on October 31, 2006 and Garmin expects to begin occupancy of the building in the fourth quarter of 2006.

Garmin (Europe) Ltd. is a member of the Garmin Ltd. (Nasdaq: GRMN) group of companies, which designs and manufactures navigation, communication and information devices - most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer GPS markets and its products serve aviation, marine, outdoor recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd. Anticipated product availability dates are based on management's current expectations and are not guaranteed.

Notice on forward-looking statements:
This release includes forward-looking statements regarding Garmin Ltd. and its business. All statements regarding the company’s future facility relocations are forward-looking statements. Such statements are based on management's current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 31, 2005 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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